UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 9, 2007
Date of Report (Date of earliest event reported)

MOBILEMAIL (US) INC.
(Exact name of registrant as specified in its charter)

Nevada	000-51855	N/A
(State or other jurisdiction of	(Commission File	(IRS Employer Identification No.)
incorporation)	Number)

Suite 5.18, 130 Shaftesbury Avenue
London, England	W1D 5EU
(Address of principal executive offices)	(Zip Code)

+44(0)20 7031 1193
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing bligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01              Entry into a Material Definitive Agreement

Effective March 9, 2007, Mobilemail (US) Inc. (the “Company”) entered into a consulting agreement (the “Consultant Agreement”) with Mr. Nigel Nicholas whereby Mr. Nicholas was retained to provide Consulting services to the Company pursuant to the terms and subject to the conditions of the Consultant Agreement. The following summary of the Consultant Agreement does not purport to be complete and is qualified in its entirety by reference to the Consultant Agreement, a copy of which is attached as Exhibit 16.1 to this Current Report on Form 8 K.

Pursuant to the terms of the Consultant Agreement, the Company has engaged Mr. Nicholas to provide certain consulting services to the Company, including providing services related to mergers and acquisitions, overall strategy development, building a European and North American presence for products, content acquisition, product strategy, fund raising, marketing and other related services. Mr. Nicholas has agreed to devote approximately four days per month of his business time to the business affairs of the Company. In consideration for his services, the Company has agreed to (i) pay Mr. Nicholas a fee of £1,000 per month, (ii) issue to Mr. Nicholas as a success fee, that number of shares of the Company’s common stock representing 2% of the acquisition cost of any company acquired or a partial acquisition or strategic investment made by the Company through the efforts of Mr. Nicholas, (iii) issue to Mr. Nicholas the equivalent value of £1,000 per month in shares of the Company’s common stock payable each four (4) months from the effective date of the agreement based on the average closing price of the Company’s shares during such four month period, (iv) grant to Mr. Nicholas options to purchase up to 2,000 shares of the Company’s common stock per month payable each four months from the effective date of the agreement, valued at a price no less than 85% of the fair market value of such shares on the effective date of the agreement and exercisable for a term of five years from the date of grant, and (v) pay to Mr. Nicholas a success fee of 5% of the gross revenue received by the Company from new content sourcing and distribution agreements with third party companies secured through the efforts of Mr. Nicholas as at March 31, 2008, such fee to be paid 40% in cash and 60% in shares of the Company, this fee being payable on an annual basis for all future revenues generated. In addition, the Company has agreed to reimburse Mr. Nicholas for reasonable pre-approved travel and telephone expenses. The term of the agreement is for 12 months and may be extended upon the mutual understanding of the parties. The company may terminate the Consultant Agreement at any time upon the occurrence of an Event of Default (as defined in the Consultant Agreement) provided that notice of the Event of Default has been delivered to Mr. Nicholas and Mr. Nicholas has failed to remedy the default within 30 days of the date of the delivery of the notice. In addition, the Company may terminate the Consultant Agreement in the absence of an Event of Default upon 30 days prior written notice. Mr. Nicholas may terminate the Consultant Agreement at any time in the event of any breach of any material term of the Consultant Agreement by the Company, provided that written notice of default has been delivered to the Company and the Company has failed to remedy the default within 30 days of the date of the delivery of the notice.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02              Election of Directors; Appointment of Officers

Effective March 9, 2007, Mr. Nicholas was appointed as a director of the Company. The Company has increased the number of its directors from four to five and the current directors of the Company are as follows:

Name of Director
Gary Flint
Peter Ahman
Simon Adahl
Miro Wikgren
Nigel Nicholas

Mr. Nicholas has over 25 years experience in developing strategy and implementing operational plans in both large global telecommunication companies and also within small start-ups within E-commerce, Internet and Mobile Telecommunications.

He is a Chartered Certified Accountant with previous experience as Chief Financial Officer of AT&T (UK and Ireland) for six years and as Director of Strategy and Operations for the Mobile Infrastructure business unit within Lucent Technologies where revenues grew from almost nothing to over $1.2 billion within his business unit. He was a member of the DTI Consultative Committee on 3rd Generation Mobile Licences.

In 2000, he left corporate life and worked within "Business Accelerators" growing small start up companies in the eCommerce, Internet and Mobile Telecoms industry in roles such as Chief Operations Officer, Chief Business Development Officer and Chief Financial Officer.

In 2002, he co-founded Move2Mobile which is a virtual mobile telecoms incubator and business accelerator and has worked with over 120 start–ups and SME’s to accelerate their growth into the mobile telecoms space. He has been the Chief Executive Officer of Move2Mobile since October 2002 and is also a member of the advisory board for incubation within the South West region of the UK.

He has assisted numerous small companies to develop their business plans; raise finance; develop strategies; manage their rapid growth and prepared companies for IPO’s. He has developed extensive business relationships with over 100 major customers and has negotiated and executed content and service agreements with major customers including Ericsson, Lucent, Telenor, Vodafone, Orange, T Mobile, KPN, BT, and Granada.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

(a)            Financial Statements of Business Acquired.

Not applicable.

(b)            Pro forma Financial Information.

Not applicable.

(c)            Shell Company Transaction.

Not applicable.

(d)               Exhibits.

Exhibit	Description

16.1	Consultant Agreement between the Company and Nigel Nicholas dated March 9, 2007.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOBILEMAIL (US) INC.

Date: March 14, 2007	By:	/s/ Peter Ahman
Peter Ahman
President